Schedule A

as of May 1, 2020

Funds	Percentage of Investment Management Fee (after Fund Expenses)	Effective Date
FT Cboe Vest U.S. Equity Buffer ETF – August	50%	November 1, 2019
FT Cboe Vest U.S. Equity Deep Buffer ETF – August	50%	November 1, 2019
FT Cboe Vest U.S. Equity Buffer ETF – November	50%	November 1, 2019
FT Cboe Vest U.S. Equity Deep Buffer ETF – November	50%	November 1, 2019
FT Cboe Vest U.S. Equity Buffer ETF – February	50%	February 5, 2020
FT Cboe Vest U.S. Equity Deep Buffer ETF – February	50%	February 5, 2020
FT Cboe Vest U.S. Equity Buffer ETF – May	50%	May 1, 2020
FT Cboe Vest U.S. Equity Deep Buffer ETF – May	50%	May 1, 2020